Redacted – Fees have been excluded because they are both (1) not material and (2) would likely cause competitive harm to the Registrant if publicly disclosed.

CUSTODY AGREEMENT

This Custody Agreement (the “Agreement”) is made and entered into as of the last date on the signature page, by and between DGI Investment Trust, (the “Trust”), a Puerto Rico collective investment trust, on behalf of the DGI Funds listed on the attached Schedule A (each a “Fund” and together, the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Custodian is a bank having the qualifications prescribed in Section 26(a)(l) of the 1940 Act;

WHEREAS, the Trust, on behalf of its Funds, desires to retain the Custodian to act as custodian of the cash and securities of one or more Funds listed on Schedule A of this Agreement; and

WHEREAS, the Board of Trustees (as defined below) has delegated to the Custodian the responsibilities set forth in Rule 17f-5(c) under the 1940 Act and the Custodian is willing to undertake the responsibilities and serve as the foreign custody manager for the Trust, on behalf of the Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

1.01

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

1.02

“Authorized Person” means any Officer or person who has been designated as such by written notice delivered to the Custodian by the Trust, or if the Trust has notified the Custodian in writing that it has an authorized investment advisor or other agent, such person who has been designated as such by written notice delivered to the Custodian by the Trust’s investment advisor or other agent. Such Officer or person shall continue to be an Authorized Person until such time as the Custodian receives Written Instructions from the Trust or the Trust’s investment advisor or other agent that any such person is no longer an Authorized Person.

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1.03

“Board of Trustees” shall mean the trustees from time to time serving under the Trust’s Deed of Constitution of Trust, as amended from time to time.

1.04

“Book-Entry System” shall mean a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFR Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of such Subpart 0.

1.05

“Business Day” shall mean any day recognized as a settlement day by The New York Stock Exchange, Inc. and any other day for which the Trust, on behalf of a Fund, computes the net asset value of Shares of a Fund.

1.06

“Eligible Foreign Custodian” has the meaning set forth in Rule 17f-5(a)(l), including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

1.07

“Eligible Securities Depository” shall mean a system for the central handling of securities as that term is defined in Rule 17f-4 and 17f-7 under the 1940 Act.

1.08

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

1.09

“Foreign Securities” means any investments of a Fund (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect such Fund’s transactions in such investments.

1.10

“Fund Custody Accounts” shall mean any of the accounts in the name of the Trust on behalf of a Fund, which is provided for in Section 3.02 below.

1.11

“IRS” shall mean the U.S. Internal Revenue Service.

1.12

“Loan” means any U.S. dollar denominated commercial loan, or participation therein, made by a bank or other financial institution that by its terms provides for payments of principal and/or interest, including discount obligations and payment- in-kind obligations, acquired by any Fund from time to time.

1.13

“Loan Checklist” means a list delivered to the Custodian in connection with delivery of a Loan to the Custodian that identifies the items contained in the related Loan File.

1.14

“Loan Documents” means those documents related to Loans to the extent delivered to the Custodian.

1.15

“Loan File” means, with respect to each Loan delivered to the Custodian, each of the Loan Documents identified on the related Loan Checklist.

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1.16

“Loan Trade Confirmation” means a confirmation to the Custodian from a Fund of a Fund’s acquisition of a Loan, and setting forth applicable information with respect to such Loan, which confirmation may be in the form of Schedule A attached hereto and made a part hereof, subject to such changes or additions as may be agreed to by, or in such other form as may be agreed to by, the Custodian and the Trust, on behalf of a Fund, from time to time

1.17

“Noteless Loan” means a Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Loan transferred to a Fund.

1.18

“Officer” shall mean the Chairman, President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer of the Trust.

1.19

“Participation” means an interest in a Loan that is acquired indirectly by way of a participation from a selling institution.

1.20

“SEC” shall mean the U.S. Securities and Exchange Commission.

1.21

“Securities” shall include, without limitation, common and preferred stocks, bonds, call options, put options, debentures, notes, bank certificates of deposit, bankers’ acceptances, mortgage-backed securities or other obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein, or any similar property or assets that the Custodian or its agents have the facilities to clear and service.

1.22

“Securities Depository” shall mean The Depository Trust Company and any other clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which acts as a system for the central handling of Securities where all Securities of any particular class or series of an issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the Securities.

1.23

“Shares” shall mean, with respect to a Fund, the shares of beneficial interest issued by the Trust on behalf of a Fund.

1.24

“Sub-Custodian” shall mean and include (i) any branch of a “U.S. bank,” as that term is defined in Rule 17f-5 under the 1940 Act, and (ii) any “Eligible Foreign Custodian”, as that term is defined in Rule 17f-5 under the 1940 Act, having a contract with the Custodian which the Custodian has determined will provide reasonable care of assets of a Fund based on the standards specified in Section 3.03 below. Such contract shall be in writing and shall include provisions that provide: (i) for indemnification or insurance arrangements (or any combination of the foregoing) such that a Fund will be adequately protected against the risk of loss of assets held in accordance with such contract; (ii) that the Foreign Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub-Custodian or its creditors except a claim of payment for their safe custody or administration, in the case of cash deposits, liens or rights in favor of creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws; (iii) that beneficial ownership for the Foreign Securities will be freely transferable without the payment of money or value other than for safe custody or administration; (iv) that adequate records will be maintained identifying the assets as belonging to the Trust, on behalf of a Fund or as being held by a third party for the benefit of a Fund; (v) that a Fund’s independent public accountants will be given access to those records or confirmation of the contents of those records; and (vi) that a Fund will receive periodic reports with respect to the safekeeping of a Fund’s assets, including, but not limited to, notification of any transfer to or from a Fund’s account or a third party account containing assets held for the benefit of a Fund. Such contract may contain, in lieu of any or all of the provisions specified in (i)-(vi) above, such other provisions that the Custodian determines will provide, in their entirety, the same or a greater level of care and protection for Fund assets as the specified provisions.

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1.25

“Underlying Note” means the one or more promissory notes executed by an obligor evidencing a Loan.

1.26

“Written Instructions” shall mean (i) written communications received by the Custodian and signed by an Authorized Person, (ii) communications by facsimile or Internet electronic e-mail or any other such system from one or more persons reasonably believed by the Custodian to be an Authorized Person, or (iii) communications between electronic devices.

ARTICLE II.

APPOINTMENT OF CUSTODIAN

2.01

Appointment. The Trust, on behalf of a Fund, hereby appoints the Custodian as custodian of all Securities and cash owned by or in the possession of a Fund at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The Trust, on behalf of a Fund, hereby delegates to the Custodian, subject to Rule 17f-5(b), the responsibilities with respect to a Fund’s Foreign Securities, and the Custodian hereby accepts such delegation as foreign custody manager with respect to a Fund. The services and duties of the Custodian shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Custodian hereunder. For avoidance of doubt, the Custodian shall treat all Securities and other financial assets other than cash as “financial assets” as that term is used in the Uniform Commercial Code (“UCC”) and hold them in a “securities account” as that term is used in the UCC.

2.02

Documents to be Furnished. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement to the Custodian by the Trust:

(a)	A copy of the Trust’s Deed of Constitution of Trust, certified by the Secretary;

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(b)	A copy of the Trust’s bylaws, certified by the Secretary;

(c)	A copy of the resolutions of the Board of Trustees of the Trust appointing the Custodian, certified by the Secretary;

(d)	A copy of the current prospectus of a Fund (the “Prospectus”);

(e)	A certification of the Chairman or the President and the Secretary of the Trust setting forth the names and signatures of the current Officers of the Trust and other Authorized Persons; and

(f)	An executed authorization required by the Shareholder Communications Act of 1985, attached hereto as Exhibit B.

2.03

Notice of Appointment of Transfer Agent. The Trust, on behalf of a Fund, agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any transfer agent of the Trust, on behalf of a Fund, except if the Trust appoints an affiliate of the Custodian to serve as transfer agent of the Trust, on behalf of a Fund, the Custodian hereby waives the Trust’s obligation to provide such written notice.

ARTICLE III.

CUSTODY OF CASH AND SECURITIES

3.01

Segregation. All Securities and non-cash property held by the Custodian for the account of the Trust, on behalf of a Fund (other than Securities maintained in a Securities Depository, Eligible Securities Depository or Book-Entry System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian (including the Securities and non-cash property of the other Funds of the Trust, if applicable) and shall be identified as subject to this Agreement.

3.02

Fund Custody and Cash Accounts. As to each Fund, the Custodian shall open and maintain in its trust department a custody account in the name of the Trust coupled with the name of the Fund, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all Securities, cash and other assets of such Fund (other than Loans) which are delivered to the Fund. For avoidance of doubt, the Custodian shall not be required to credit or deposit Loans in the custody account but shall instead maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of such Loans, containing such information as the Trust, on behalf of a Fund, and the Custodian may reasonably agree. With regard to Loans, the Custodian shall open and maintain in its trust department cash accounts, including any subaccounts, in the name of the Trust coupled with the name of a Fund, subject only to draft or order of the Custodian, in which the Custodian shall enter and carry all principal and interest received with respect to the Loans. The amounts held in such cash accounts shall be transferred in the respective Fund Custody Account on a daily basis. The Custodian shall be authorized to open such additional accounts as may be necessary or convenient for administration of its duties hereunder.

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3.03

Appointment of Agents.

(a)	In its discretion, the Custodian may appoint one or more Sub-Custodians to establish and maintain arrangements with (i) Eligible Securities Depositories or (ii) Eligible Foreign Custodians that are members of the Sub-Custodian’s network to hold Securities and cash of a Fund and to carry out such other provisions of this Agreement as it may determine; provided, however, that the appointment of any such agents and maintenance of any Securities and cash of a Fund shall be at the Custodian’s expense and shall not relieve the Custodian of any of its obligations or liabilities under this Agreement. The Custodian shall be liable for the actions or omissions of any Sub-Custodians (regardless of whether assets are maintained in the custody of a Sub-Custodian, a member of its network or an Eligible Securities Depository) appointed by it as if such actions or omissions had been done by the Custodian.

(b)	If, after the initial appointment of Sub-Custodians by the Board of Trustees in connection with this Agreement, the Custodian wishes to appoint other Sub-Custodians to hold property of a Fund, it will so notify the Trust and make the necessary determinations as to any such new Sub-Custodian’s eligibility under Rule 17f-5 under the 1940 Act.

(c)	In performing its delegated responsibilities as foreign custody manager to place or maintain a Fund’s assets with a Sub-Custodian, the Custodian will determine that a Fund’s assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which a Fund’s assets will be held by that Sub-Custodian, after considering all factors relevant to safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(l).

(d)	The agreement between the Custodian and each Sub-Custodian acting hereunder shall contain the required provisions set forth in Rule 17f-5(c)(2) under the 1940 Act.

(e)	At the end of each calendar quarter after the date of this Agreement, the Custodian shall provide written reports notifying the Board of Trustees of the withdrawal or placement of the Securities and cash of a Fund with a Sub-Custodian and of any material changes in a Fund’s arrangements. Such reports shall include an analysis of the custody risks associated with maintaining assets with any Eligible Securities Depositories. The Custodian shall promptly take such steps as may be required to withdraw assets of a Fund from any Sub-Custodian arrangement that has ceased to meet the requirements of Rule 17f-5 or Rule 17f-7 under the 1940 Act, as applicable and shall notify the Board of Trustees of such action as promptly as practicable under the circumstances.

(f)	With respect to its responsibilities under this Section 3.03, the Custodian hereby warrants to the Trust that it agrees to exercise the reasonable care, prudence and diligence that would be provided by a reasonably skilled and experienced professional service provider having responsibility for the safekeeping of property of a Fund. However, with respect to custody of any Loans, the Custodian’s responsibility shall be limited to the exercise of the reasonable care, prudence and diligence that would be provided by a reasonably skilled and experienced professional service provider having responsibility for the physical custody of any loan documents delivered to it and any related instruments, such as security, credit agreement, assignment agreement and/or other agreements or documents, if any, that may be delivered to it. The Custodian further warrants that a Fund’s assets will be subject to reasonable care if maintained with a Sub-Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation: (i) the Sub-Custodian’s practices, procedures, and internal controls for certificated securities (if applicable), its method of keeping custodial records, and its security and data protection practices; (ii) whether the Sub-Custodian has the requisite financial strength to provide reasonable care for Fund assets; (iii) the Sub-Custodian’s general reputation and standing and, in the case of a Securities Depository, the Securities Depository’s operating history and number of participants; (iv) ensuring Fund assets held by a Sub-Custodian shall not be sold, rehypothecated, pledged, assigned, invested or otherwise disposed by the Sub-Custodian and beneficial ownership of the Securities held by such Sub-Custodian shall be freely transferable without payment of money or value other than for safe custody and administration; and (v) whether the Trust, on behalf of a Fund, will have jurisdiction over and be able to enforce judgments against the Sub-Custodian, such as by virtue of the existence of any offices of the Sub-Custodian in the United States or the Sub-Custodian’s consent to service of process in the United States.
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(g)	The Custodian shall establish a system or ensure that its Sub-Custodian has established a system to monitor on a continuing basis (i) the appropriateness of maintaining a Fund’s assets with a Sub-Custodian or Eligible Foreign Custodians who are members of a Sub-Custodian’s network; (ii) the performance of the contract governing a Fund’s arrangements with such Sub-Custodian or Eligible Foreign Custodian’s members of a Sub-Custodian’s network; and (iii) the custody risks of maintaining assets with an Eligible Securities Depository. The Custodian must promptly notify the Trust, on behalf of a Fund or its investment adviser of any material change in these risks.

(h)	The Custodian shall use commercially reasonable efforts to collect all income and other payments with respect to Foreign Securities to which a Fund shall be entitled and shall credit such income, as collected, to the Trust, on behalf of a Fund. In the event that extraordinary measures are required to collect such income, the Trust, on behalf of a Fund, and Custodian shall consult as to the measures and as to the compensation and expenses of the Custodian relating to such measures.

(i)	Delivery of Assets to Custodian. The Trust, on behalf of a Fund, shall deliver, or cause to be delivered, to the Custodian all of a Fund’s Securities, cash and other investment assets, including (i) all payments of income, payments of principal and capital distributions received by a Fund with respect to such Securities, cash or other assets owned by a Fund at any time during the period of this Agreement, and (ii) all cash received by a Fund for the issuance of Shares. The Custodian shall not be responsible for such Securities, cash or other assets until actually received by it.
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3.04

Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities (excluding Loans) of a Fund in a Securities Depository or in a Book-Entry System, subject to the following provisions:

(a)	The Custodian, on an on-going basis, shall deposit in a Securities Depository or Book-Entry System all Securities eligible for deposit therein and shall make use of such Securities Depository or Book-Entry System to the extent possible and practical in connection with its performance hereunder, including, without limitation, in connection with settlements of purchases and sales of Securities, loans of Securities, and deliveries and returns of collateral consisting of Securities.

(b)	Securities (other than Loans) of a Fund kept in a Book-Entry System or Securities Depository shall be kept in an account (“Depository Account”) of the Custodian in such Book-Entry System or Securities Depository which includes only assets held by the Custodian as a fiduciary, custodian or otherwise for customers.

(c)	The records of the Custodian with respect to Securities of a Fund maintained in a Book-Entry System or Securities Depository shall, by book-entry, identify such Securities (other than Loans) as belonging to the Trust, on behalf of a Fund.

(d)	If Securities purchased by a Fund are to be held in a Book-Entry System or Securities Depository, the Custodian shall pay for such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that such Securities have been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Trust, on behalf of a Fund. If Securities sold by a Fund are held in a Book-Entry System or Securities Depository, the Custodian shall transfer such Securities upon (i) receipt of advice from the Book-Entry System or Securities Depository that payment for such Securities has been transferred to the Depository Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Trust, on behalf of a Fund.

(e)	The Custodian shall provide the Trust, on behalf of a Fund, with copies of any report (obtained by the Custodian from a Book-Entry System or Securities Depository in which Securities of a Fund are kept) on the internal accounting controls and procedures for safeguarding Securities deposited in such Book-Entry System or Securities Depository.

(f)	Notwithstanding anything to the contrary in this Agreement, the Custodian shall be liable to the Trust, on behalf of a Fund for any loss or damage to a Fund resulting from (i) the use of a Book-Entry System or Securities Depository by reason of any gross negligence, fraud, bad faith, or willful misconduct on the part of the Custodian or any Sub-Custodian, or (ii) failure of the Custodian or any Sub-Custodian to enforce effectively such rights as it may have against a Book-Entry System or Securities Depository. At its election, the Trust, on behalf of a Fund, shall be subrogated to the rights of the Custodian with respect to any claim against a Book-Entry System or Securities Depository or any other person from any loss or damage to a Fund arising from the use of such Book-Entry System or Securities Depository, if and to the extent that a Fund has not been made whole for any such loss or damage, provided that the Custodian shall take appropriate action to recover such losses or damages.
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(g)	With respect to its responsibilities under this Section 3.05 and pursuant to Rule 17f-4 under the 1940 Act, the Custodian hereby warrants to the Trust that it agrees to (i) exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such assets, (ii) provide, promptly upon request by the Trust, such reports as are available concerning the Custodian’s internal accounting controls and financial strength, and (iii) require any Sub-Custodian to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain assets corresponding to the security entitlements of its entitlement holders.

3.05

Disbursement of Moneys from Fund Custody Account. Upon receipt of Written Instructions, the Custodian shall disburse moneys from a Fund Custody Account but only in the following cases:

(a)	For the purchase of Securities for a Fund but only in accordance with Section 4.01 of this Agreement and only (i) in the case of Securities (other than options on Securities, futures contracts and options on futures contracts), against the delivery to the Custodian (or any Sub-Custodian) of such Securities registered as provided in Section 3.09 below or in proper form for transfer, or if the purchase of such Securities is effected through a Book-Entry System or Securities Depository, in accordance with the conditions set forth in Section 3.05 above; (ii) in the case of options on Securities, against delivery to the Custodian (or any Sub-Custodian) of such receipts as are required by the customs prevailing among dealers in such options; (iii) in the case of futures contracts and options on futures contracts, against delivery to the Custodian (or any Sub-Custodian) of evidence of title thereto in favor of a Fund or any nominee referred to in Section 3.09 below; and (iv) in the case of repurchase or reverse repurchase agreements entered into between a Fund and a bank that is a member of the Federal Reserve System or between a Fund and a primary dealer in U.S. Government securities, against delivery of the purchased Securities either in certificate form or through an entry crediting the Custodian’s account at a Book-Entry System or Securities Depository with such Securities;
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(b)	In connection with the conversion, exchange or surrender, as set forth in Section 3.07(f) below, of Securities owned by a Fund;

(c)	For the payment of any dividends or capital gain distributions declared by a Fund;

(d)	In payment of the redemption price of Shares as provided in Section 5.01 below;

(e)	For the payment of any expense or liability incurred by a Fund, including, but not limited to, the following payments for the account of the Trust, on behalf of a Fund: interest; taxes; administration, investment advisory, accounting, auditing, transfer agent, custodian, Trustee and legal fees; and other operating expenses of a Fund; in all cases, whether or not such expenses are to be in whole or in part capitalized or treated as deferred expenses;

(f)	For transfer in accordance with the provisions of any agreement among the Trust, on behalf of a Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with rules of the Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by a Fund;

(g)	For transfer in accordance with the provisions of any agreement among the Trust, on behalf of a Fund, the Custodian and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by a Fund;

(h)	For the funding of any uncertificated time deposit or other interest-bearing account with any banking institution (including the Custodian), which deposit or account has a term of one year or less; and

(i)	For any other proper purpose, but only upon receipt, in addition to Written Instructions, declaring such purpose to be a proper Fund purpose, and naming the person or persons to whom such payment is to be made.

3.06

Delivery of Securities from Fund Custody Account. Upon receipt of Written Instructions, the Custodian shall release and deliver, or cause the Sub-Custodian to release and deliver, Securities from a Fund Custody Account or Loan Documents but only in the following cases:

(a)	Upon the sale of Securities for the account of the Trust, on behalf of a Fund but only against receipt of payment therefor in cash, by certified or cashiers check or bank credit;

(b)	In the case of a sale effected through a Book-Entry System or Securities Depository, in accordance with the provisions of Section 3.05 above;
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(c)	To an offeror’s depository agent in connection with tender or other similar offers for Securities of a Fund; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

(d)	To the issuer thereof or its agent (i) for transfer into the name of a Fund, the Custodian or any Sub-Custodian, or any nominee or nominees of any of the foregoing, or (ii) for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian;

(e)	To the broker selling the Securities, for examination in accordance with the “street delivery” custom;

(f)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement, including surrender or receipt of underlying Securities in connection with the issuance or cancellation of depository receipts; provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(g)	Upon receipt of payment therefor pursuant to any repurchase or reverse repurchase agreement entered into by the Trust, on behalf of a Fund;

(h)	In the case of warrants, rights or similar Securities, upon the exercise thereof, provided that, in any such case, the new Securities and cash, if any, are to be delivered to the Custodian;

(i)	For delivery in connection with any loans of Securities of a Fund, but only against receipt of such collateral as the Trust, on behalf of a Fund, shall have specified to the Custodian in Written Instructions;

(j)	For delivery as security in connection with any borrowings by a Fund requiring a pledge of assets by the Trust, on behalf of a Fund, but only against receipt by the Custodian of the amounts borrowed;

(k)	Pursuant to any authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of a Fund;

(1)	For delivery in accordance with the provisions of any agreement among the Trust, on behalf of a Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or of any similar organization or organizations) regarding escrow or other arrangements in connection with transactions by a Fund;
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(m)	For delivery in accordance with the provisions of any agreement among the Trust, on behalf of a Fund, the Custodian and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any contract market (or any similar organization or organizations) regarding account deposits in connection with transactions by a Fund;

(n)	For any other proper trust purpose, but only upon receipt, in addition to Written Instructions, specifying the Securities to be delivered, declaring such purpose to be a proper Fund purpose, and naming the person or persons to whom delivery of such Securities shall be made; or

(o)	To brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own gross negligence, fraud, bad faith or willful misconduct.

3.07

Actions Not Requiring Written Instructions. Unless otherwise instructed by the Trust, on behalf of a Fund, the Custodian shall with respect to all Securities held for a Fund:

(a)	Subject to Section 9.04 below, collect on a timely basis all income and other payments to which a Fund is entitled either by law or pursuant to custom in the securities business;

(b)	Present for payment and, subject to Section 9.04 below, collect on a timely basis the amount payable upon all Securities that may mature or be called, redeemed, or retired, or otherwise become payable;

(c)	Endorse for collection, in the name of a Fund, checks, drafts and other negotiable instruments;

(d)	Surrender interim receipts or Securities in temporary form for Securities in definitive form;

(e)	Execute, as custodian, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect, and prepare and submit reports to the IRS and the Trust, on behalf of a Fund, at such time, in such manner and containing such information as is prescribed by the IRS;

(f)	Hold for a Fund, either directly or, with respect to Securities held therein, through a Book-Entry System or Securities Depository, all rights and similar Securities issued with respect to Securities of a Fund; and
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(g)	In general, and except as otherwise directed in Written Instructions, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with Securities and other assets of a Fund.

(h)	Important information related to ADR’s and Preferential Tax Treatment: With respect to any American Depository Receipts (“ADRs”) that the Trust, on behalf of a Fund may purchase and own and which the Custodian custodies on a Fund’s behalf, the Trust acknowledges that the holding of ADRs may require the disclosure of the Trust’s beneficial ownership information (Name, Address, TIN/SSN, Share amount) by the Custodian to vendors, sub-custodians, or local tax authorities in foreign jurisdictions to avoid tax penalties and obtain for the Trust, on behalf of a Fund, the most preferential tax treatment. The Trust acknowledges and consents to any and all disclosures or releases of beneficial information, described above, by the Custodian to any third parties relating to ADRs.

3.08

Registration and Transfer of Securities. All Securities held for a Fund that are issued or issuable only in bearer form shall be held by the Custodian in that form, provided that any such Securities (other than Loans) shall be held in a Book-Entry System if eligible therefor. All other Securities held for a Fund may be registered in the name of a Fund, the Custodian, a Sub-Custodian or any nominee thereof, or in the name of a Book-Entry System, Securities Depository or any nominee of either thereof. The records of the Custodian with respect to a Fund’s Foreign Securities that are maintained with a Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers shall identify those Securities as belonging to the Trust, on behalf of a Fund. The Trust, on behalf of a Fund shall furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of any of the nominees referred to above or in the name of a Book-Entry System or Securities Depository, any Securities (other than Loans) registered in the name of a Fund.

3.09

Records.

(a)	The Custodian shall maintain complete and accurate records with respect to Securities, cash or other property held for a Fund, including (i) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) ledgers (or other records) reflecting (A) Securities in transfer, (B) Securities in physical possession, (C) monies and Securities borrowed and monies and Securities loaned (together with a record of the collateral therefor and substitutions of such collateral), (D) dividends and interest received, and (E) dividends receivable and interest receivable; (iii) canceled checks and bank records related thereto; and (iv) all records relating to its activities and obligations under this Agreement. The Custodian shall keep such other books and records of a Fund as the Trust shall reasonably request, or as may be required by the 1940 Act, including, but not limited to, Section 31 of the 1940 Act and Rule 3la-2 promulgated thereunder.
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(b)	All such books and records maintained by the Custodian shall (i) be maintained in a form acceptable to the Trust and in compliance with the rules and regulations of the SEC, (ii) be the property of the Trust, on behalf of a Fund, and at all times during the regular business hours of the Custodian be made available upon request for inspection by duly authorized officers, employees or agents of the Trust and employees or agents of the SEC, and (iii) if required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rules 31a-1 and 31a-2 under the 1940 Act.

3.10

Fund Reports by Custodian. The Custodian shall furnish the Trust, on behalf of a Fund, with a daily activity statement and a summary of all transfers to or from each Fund Custody Account on the day following such transfers. At least monthly, the Custodian shall furnish the Trust, on behalf of a Fund, with a detailed statement of the Securities and moneys held by the Custodian and the Sub-Custodians for a Fund under this Agreement.

3.11

Other Reports by Custodian. As the Trust, on behalf of a Fund, may reasonably request from time to time, the Custodian shall provide the Trust, on behalf of a Fund, with reports on the internal accounting controls and procedures for safeguarding Securities which are employed by the Custodian or any Sub-Custodian including but not limited to, Service Organizational Control (SOC) 1 reports (or any successor reports).

3.12

Proxies and Other Materials. The Custodian shall cause all proxies relating to Securities (excluding Loans) which are not registered in the name of the Trust, on behalf of a Fund, to be promptly executed by the registered holder of such Securities (excluding Loans), without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust, on behalf of a Fund, such proxies, all proxy soliciting materials and all notices relating to such Securities. With respect to the Foreign Securities, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject to the laws, regulations and practical constraints that may exist in the country where such Securities are issued. The Trust, on behalf of a Fund, acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of a Fund to exercise shareholder rights.

3.13

Information on Corporate Actions. The Custodian shall promptly deliver to the Trust all information received by the Custodian and pertaining to Securities (excluding Loans) being held by a Fund with respect to optional tender or exchange offers, calls for redemption or purchase or expiration of rights or other similar transactions (collectively, “Corporate Events”). If the Trust, on behalf of a Fund, desires to take action with respect to any tender offer, exchange offer or other similar transaction, the Trust shall notify the Custodian at least three Business Days prior to the date on which the Custodian is to take such action (the “Notification Deadline”; provided, however, that if the Trust, on behalf of a Fund, notifies the Custodian in connection with Corporate Events on or after the Notification Deadline, Custodian shall use reasonable efforts to take any such action or exercise any such rights in respect of Corporate Events on or after the Notification Deadline. The Trust, on behalf of a Fund, will provide or cause to be provided to the Custodian all relevant information for any Security which has unique put/option provisions at least three Business Days, if practicable, prior to the beginning date of the tender period. The Custodian shall have no duty or obligation hereunder to take any action on behalf of a Fund, to communicate on behalf of a Fund, to collect amounts or proceeds in respect of (unless so instructed by Trust, on behalf of a Fund), or otherwise to interact or exercise rights or remedies on behalf of a Fund, with respect to any Loans. All such actions and communications are the responsibility of a Fund.

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ARTICLE IV.

PURCHASE AND SALE OF INVESTMENTS OF A FUND

4.01	Purchase of Securities.

(a)	Promptly upon each purchase of Securities (other than Loans) for a Fund, Written Instructions shall be delivered to the Custodian, specifying (i) the name of the issuer or writer of such Securities, and the title or other description thereof, (ii) the number of shares, principal amount (and accrued interest, if any) or other units purchased, (iii) the date of purchase and settlement, (iv) the purchase price per unit, (v) the total amount payable upon such purchase, and (vi) the name of the person to whom such amount is payable. The Custodian shall upon receipt of such Securities purchased by a Fund pay out of the moneys held for the account of the Trust, on behalf of a Fund, the total amount specified in such Written Instructions to the person named therein. The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Securities for a Fund, if in a Fund Custody Account there is insufficient cash available to a Fund for which such purchase was made.

(b)	In connection with its acquisition of a Loan or other delivery of a Security constituting a Loan, the Trust, on behalf of a Fund, or its agent shall deliver or cause to be delivered to the Custodian a properly completed Loan Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may conclusively rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require, and may, but is not required, deliver to the Custodian the Loan Documents for all Loans, including the Loan Checklist..

(c)	Notwithstanding anything herein to the contrary, delivery of Loans acquired by a Fund which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of (i) in the case of a Noteless Loan, a copy of the loan register with respect to such Noteless Loan evidencing registration of such Loan on the books and records of the applicable obligor or bank agent to the name of a Fund (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of a Fund as assignee, and (ii) in the case of a Participation, a copy of the related participation agreement. [Any duty on the part of the Custodian with respect to the custody of such Loans shall be limited to the exercise of reasonable care, prudence and diligence that would be provided by a reasonably skilled and experienced professional service provider having responsibility for the physical custody of any loan documents delivered to it and any related instruments, such as security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it. Nothing herein shall require the Custodian to credit to the Securities Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any such Loan or other asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof.
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(d)	The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Trust, on behalf of a Fund, to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Custodian.

(e)	Contemporaneously with the acquisition of any Loan, the Trust, on behalf of a Fund, may (i) cause the copies of the loan documents evidencing such Loan to be delivered to the Custodian; (ii) if requested by the Custodian, provide to the Custodian an amortization schedule of principal payments and a schedule of the interest payable date(s) identifying the amount and due dates of all scheduled principal and interest payments for such Loan and (iii) a properly completed Loan Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may conclusively rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require; (iv) take all actions reasonably necessary for a Fund to acquire good title to such Loan; and (v) take all actions as may be reasonably necessary (including appropriate payment notices and instructions to bank agents or other applicable paying agents) to cause (A) all payments in respect of the Loan to be made to the Custodian and (B) all notices, solicitations and other communications in respect of such Loan to be directed to the Trust, on behalf of a Fund. The Custodian shall have no liability for any delay or failure on the part of the Trust, on behalf of a Fund, to provide necessary information to the Custodian, or for any inaccuracy therein or incompleteness thereof, or for any delay or failure on the part of the Trust, on behalf of a Fund, to give such effective payment instruction to bank agents and other paying agents, in respect of the Loans. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, obligor or similar party with respect to the related Loan Asset, and shall be entitled to update its records (as it may deem necessary or appropriate), or from the Trust or Fund, on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.
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4.02

Liability for Payment in Advance of Receipt of Securities Purchased. In any and every case where payment for the purchase of Securities for a Fund is made by the Custodian in advance of receipt of the Securities purchased and in the absence of specified Written Instructions to so pay in advance, the Custodian shall be liable to the Trust, on behalf of a Fund for such payment.

4.03

Sale of Securities. Promptly upon each sale of Securities by a Fund, Written Instructions shall be delivered to the Custodian, specifying (i) the name of the issuer or writer of such Securities, and the title or other description thereof, (ii) the number of shares, principal amount (and accrued interest, if any), or other units sold, (iii) the date of sale and settlement, (iv) the sale price per unit, (v) the total amount payable upon such sale, and (vi) the person to whom such Securities are to be delivered. Upon receipt of the total amount payable to a Fund as specified in such Written Instructions, the Custodian shall deliver such Securities to the person specified in such Written Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

4.04

Delivery of Securities Sold. Notwithstanding Section 4.03 above or any other provision of this Agreement, the Custodian, when instructed to deliver Securities (excluding Loans) against payment, shall be entitled, if in accordance with generally accepted market practice, to deliver such Securities (excluding Loans) prior to actual receipt of final payment therefor. In any such case, the Trust, on behalf of a Fund, shall bear the risk that final payment for such Securities may not be made or that such Securities may be returned or otherwise held or disposed of by or through the person to whom they were delivered, and the Custodian shall have no liability for any for the foregoing so long as it acted without gross negligence, bad faith, fraud or willful misconduct.

4.05

Payment for Securities Sold. In its sole discretion and from time to time, the Custodian may credit a Fund Custody Account, prior to actual receipt of final payment thereof, with (i) proceeds from the sale of Securities which it has been instructed to deliver against payment, (ii) proceeds from the redemption of Securities or other assets of a Fund, and (iii) income from cash, Securities or other assets of a Fund. Any such credit shall be conditional upon actual receipt by Custodian of final payment and may be reversed if final payment is not actually received in full. The Custodian may, in its sole discretion and from time to time, permit a Fund to use funds so credited to a Fund Custody Account in anticipation of actual receipt of final payment. Any such funds shall be repayable immediately upon demand made by the Custodian at any time prior to the actual receipt of all final payments in anticipation of which funds were credited to a Fund Custody Account.

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4.06

Advances by Custodian for Settlement. The Custodian may, in its sole discretion and from time to time, advance funds to the Trust, on behalf of a Fund, to facilitate the settlement of a Fund’s transactions in a Fund Custody Account. Any such advance shall be repayable immediately upon demand made by Custodian.

ARTICLE V.

REDEMPTION OF FUND SHARES

5.01

Transfer of Funds. From such funds as may be available for the purpose in the relevant Fund Custody Account, and upon receipt of Written Instructions specifying that the funds are required to redeem Shares of a Fund, the Custodian shall wire each amount specified in such Written Instructions to or through such bank or broker-dealer as the Trust may designate.

5.02

No Duty Regarding Paying Banks. Once the Custodian has wired amounts to a bank or broker-dealer pursuant to Section 5.01 above, the Custodian shall not be under any obligation to effect any further payment or distribution by such bank or broker-dealer.

ARTICLE VI.

SEGREGATED ACCOUNTS

Upon receipt of Written Instructions, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of a Fund, into which account or accounts may be transferred cash and/or Securities, including Securities maintained in a Depository Account:

(a)	in accordance with the provisions of any agreement among the Trust, on behalf of a Fund, the Custodian and a broker-dealer registered under the 1934 Act and a member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by a Fund;

(b)	for purposes of segregating cash or Securities in connection with securities options purchased or written by a Fund or in connection with financial futures contracts (or options thereon) purchased or sold by a Fund;

(c)	which constitute collateral for loans of Securities made by a Fund;

(d)	for purposes of compliance by a Fund with requirements under the 1940 Act for the maintenance of segregated accounts by registered investment companies in connection with reverse repurchase agreements and when-issued, delayed delivery and firm commitment transactions; and
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(e)	for other proper Fund purposes, but only upon receipt of Written Instructions, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper Fund purposes.

Each segregated account established under this Article VI shall be established and maintained for a particular Fund only. All Written Instructions relating to a segregated account shall specify a Fund.

ARTICLE VII.

COMPENSATION OF CUSTODIAN

7.01

Compensation. The Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Custodian shall also be compensated for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Custodian in performing its duties hereunder. The Trust, on behalf of a Fund, shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust, on behalf of a Fund, shall notify the Custodian in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust, on behalf of a Fund, shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust, on behalf of a Fund, is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust, on behalf of a Fund, to the Custodian shall only be paid out of the assets and property of the particular Fund involved.

7.02

Overdrafts. The Trust, on behalf of a Fund, is responsible for maintaining an appropriate level of short term cash investments to accommodate cash outflows. The Trust, on behalf of a Fund, may obtain a formal line of credit for potential overdrafts of its custody account. In the event of an overdraft or in the event the line of credit is insufficient to cover an overdraft, the overdraft amount or the overdraft amount that exceeds the line of credit will be charged in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

8.01

Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Custodian, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
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(b)	This Agreement has been duly authorized, executed and delivered by the Trust, on behalf of a Fund, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, on behalf of a Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.02

Representations and Warranties of the Custodian. The Custodian hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	It is a U.S. Bank as defined in section (a)(7) of Rule 17f-5.

(c)	This Agreement has been duly authorized, executed and delivered by the Custodian in accordance with all requisite action and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(d)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

ARTICLE IX.

CONCERNING THE CUSTODIAN

9.01

Standard of Care. In performing its services and obligations under this Agreement, the Custodian shall exercise in good faith the reasonable care, prudence and diligence expected from a reasonably skilled and experienced professional provider of custody services. The Custodian shall not be liable for any error of judgment or mistake of law, shareholder fraud, or for any loss suffered by the Trust in connection with its duties under this Agreement, except a loss arising out of or relating to the Custodian’s (or a Sub-Custodian’s) refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement), applicable law or from its (or a Sub-Custodian’s) bad faith, gross negligence, fraud, or willful misconduct in the performance of its duties under this Agreement (or any sub-custody agreement) (the “Standard of Care”). The Custodian, at its expense, shall be entitled to rely on and may act upon the advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided that such action satisfied the Standard of Care and is consistent with Custodian’s rights and responsibilities hereunder. The Custodian shall promptly notify the Trust of any action taken or omitted by the Custodian pursuant to advice of counsel.

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9.02

Actual Collection Required. The Custodian shall not be liable for, or considered to be the custodian of, any cash belonging to the Trust, on behalf of a Fund or any money represented by a check, draft or other instrument for the payment of money, until the Custodian or its agents actually receive such cash or collect on such instrument.

9.03

No Responsibility for Title, etc. So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received or delivered by it pursuant to this Agreement.

9.04

Limitation on Duty to Collect. Custodian shall not be required to enforce collection, by legal means or otherwise, of any money or property due and payable with respect to Securities held for a Fund if such Securities are in default or payment is not made after due demand or presentation.

9.05

Reliance Upon Documents and Instructions. The Custodian shall be entitled to rely upon any certificate, notice or other instrument in writing received by it and reasonably believed by it to be genuine. The Custodian shall be entitled to rely upon any Written Instructions actually received by it pursuant to this Agreement.

9.06

Cooperation. The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Trust, on behalf of a Fund, to keep the books of account of a Fund and/or compute the value of the assets of a Fund. The Custodian shall take all such reasonable actions as the Trust, on behalf of a Fund, may from time to time request to enable a Fund to obtain, from year to year, favorable opinions from a Fund’s independent accountants with respect to the Custodian’s activities hereunder in connection with (i) the preparation of the Trust’s registration statement on Form N-lA, a Fund’s reports on Form N-CEN, Form N-CSR and any other reports required by the SEC as may be required in the future, and (ii) the fulfillment by the Trust, on behalf of a Fund, of any other requirements of the SEC. The Custodian shall perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change the Custodian’s Standard of Care as set forth herein. In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), the Custodian will provide the Trust’s Chief Compliance Officer with reasonable access to the Custodian’s personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving the Custodian that affect or could affect the Trust.

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ARTICLE X.

INDEMNIFICATION

10.01

Indemnification by a Fund. The Trust, on behalf of a Fund, shall indemnify and hold harmless the Custodian, any Sub-Custodian and any nominee thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, reasonable expenses and liabilities of any and every nature (including reasonable attorneys’ fees) that an Indemnified Party may sustain or incur or that may be asserted against an Indemnified Party by any person arising directly or indirectly (i) from the fact that Securities are registered in the name of any such nominee, (ii) from any action taken or omitted to be taken by the Custodian or such Sub-Custodian (a) at the request or direction of or in reliance on the advice of the Trust, on behalf of a Fund, or (b) upon Written Instructions, or (iii) from the performance of its obligations under this Agreement or any sub-custody agreement, provided that neither the Custodian nor any such Sub-Custodian shall be indemnified and held harmless from and against any such claim, demand, loss, expense or liability arising out of or relating to (i) its refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement), or from (ii) its bad faith, gross negligence, fraud or willful misconduct in the performance of its duties under this Agreement (or any sub-custody agreement). The Custodian and Sub-Custodian shall act in good faith and in a commercially reasonable manner to mitigate any losses, expenses or liabilities they may suffer. This indemnity shall be a continuing obligation of the Trust, on behalf of a Fund, its successors and assigns, notwithstanding the termination of this Agreement, provided that a Fund’s continuing obligations to indemnify Custodian after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Custodian provision of services to a Fund pursuant to this Agreement. As used in this paragraph, the terms “Custodian” and “Sub-Custodian” shall include their respective directors, officers and employees.

10.02

Indemnification by Custodian. The Custodian shall indemnify and hold harmless the Trust, on behalf of a Fund, from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust, on behalf of a Fund, may sustain or incur or that may be asserted against the Trust, on behalf of a Fund, by any person arising directly or indirectly out of any action taken or omitted to be taken by an Indemnified Party as a result of the Indemnified Party’s refusal or failure to comply with the terms of this Agreement (or any sub-custody agreement), or from its bad faith, gross negligence, fraud, or willful misconduct in the performance of its duties under this Agreement (or any sub-custody agreement). This indemnity shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s Trustees, officers and employees.

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10.03

Security. If the Custodian advances cash or Securities to a Fund for any purpose, either at the request of the Trust, on behalf of a Fund, or as otherwise contemplated in this Agreement, or in the event that the Custodian or its nominee incurs, in connection with its performance under this Agreement, any claim, demand, loss, expense or liability (including reasonable attorneys’ fees) (except such as may arise from its or its nominee’s bad faith, gross negligence, fraud, or willful misconduct), then, in any such event, any property at any time held for the account of the Trust, on behalf of a Fund shall be security therefor, and should a Fund fail promptly to repay or indemnify the Custodian, the Custodian shall be entitled to utilize available cash of such Fund and to dispose of other assets of such Fund to the extent necessary to obtain reimbursement or indemnification. The Custodian agrees to, to the extent practicable, use reasonable efforts to seek repayment of such claim, demand, loss, expense or liability and to consult with the Trust prior to exercising its set-off rights, provided however that the Custodian’s failure to do so shall not impair or affect the Custodian’s set-off rights under this Agreement in any way. For the avoidance of doubt, nothing in this section shall require the Custodian to take any formal action against the Trust prior to exercising its set-off rights. The Custodian agrees that this provision applies to each Fund separately, and that under Applicable Law, the Custodian may not exercise such rights against the accounts of one Fund to satisfy the liabilities of another Fund.

10.04

Miscellaneous.

(a)	Neither party to this Agreement shall be liable to the other party for consequential, special, indirect, or punitive damages under any provision of this Agreement.

(b)	The indemnity provisions of this Article shall indefinitely survive the termination and/or assignment of this Agreement.

(c)	In order that the indemnification provisions contained in this Article X shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article X. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
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ARTICLE XI.

FORCE MAJEURE

Neither the Custodian nor the Trust, on behalf of a Fund, shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; (each “Force Majeure Event”) provided that any failure or delay in performance is not the result of a party’s gross negligence, bad faith, fraud or willful misconduct or failure to use commercially reasonable efforts to implement its business continuity plan and further provided, however, that in the event of a failure or delay, the Custodian (i) shall not discriminate against a Fund in favor of any other customer of the Custodian in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay. The Custodian shall make reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. The Custodian will maintain and update from time to time business continuation and disaster recovery procedures with respect to the services and its custody business that it determines from time to time meet reasonable commercial standards (“Business Continuity Plan” and periodically test a written Business Continuity Plan that is reasonably designed to enable the Custodian to effect the recovery and, as contemplated by the Business Continuity Plan, continuity of its key operations, systems and processes in a Force Majeure Event. The Custodian shall, upon reasonable request, discuss with Board of Trustees of the Trust such Business Continuity Plan and shall, upon reasonable request, provide a high-level presentation summarizing such plan. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Custodian’s control, the Custodian shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.

ARTICLE XII.

PROPRIETARY AND CONFIDENTIAL INFORMATION

12.01

The Custodian agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, on behalf of a Fund, all records and other information relative to a Fund and prior, present, or potential shareholders of a Fund (and clients of said shareholders) (“Confidential Information”), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities with jurisdiction over the Custodian, although the Custodian will promptly report such disclosure to the Trust if disclosure is permitted by applicable law and regulation, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

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12.02

Further, the Custodian will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Custodian certifies that it has implemented, and shall require third party service providers to implement, appropriate measures, including the establishment and maintenance of policies, procedures, and technical, physical, and administrative safeguards, to ensure the security and confidentiality of all Confidential Information, protect against any reasonably foreseeable threats or hazards to the security or integrity of Confidential Information, protect against unauthorized access to or use of Confidential Information, and ensure appropriate disposal of Confidential Information (collectively, the “Information Security Program”). To the extent Personal Information is or may be disclosed to Custodian or is or may be otherwise received or accessed by Custodian under this Agreement, the Information Security Program shall be designed to meet the standards established by federal and state privacy and data security laws, rules, regulations, industry standards applicable the Trust, and industry standards applicable to the Custodian. The Custodian shall periodically test and audit its information security program. The Custodian shall take full responsibility for safeguarding Confidential Information and will implement industry standard security measures to protect Confidential Information from loss, corruption, access by or disclosure to a party other than the intended recipient.

12.03

The Custodian shall respond to the Trust’s reasonable requests for information concerning Custodian’ information security program and, upon request, the Custodian will provide a summary of its applicable policies and procedures to the Trust. The Custodian also agrees, when requested, to complete the security questionnaire provided by the Trust. The Trust acknowledges that certain information provided by the Custodian, including internal policies and procedures, may be proprietary to the Custodian, and agrees to protect the confidentiality of all such materials it receives from the Custodian to the same extent that it would protect its own such information. The Custodian agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws, rules, regulations, and/or industry standards related to the Custodian’s information security program that are identified through the completion of the questionnaire or otherwise.

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12.04

The Custodian shall:

(a)	Promptly notify the Trust of any unauthorized access to Confidential Information (“Breach of Security”);

(b)	Promptly furnish to the Trust all relevant details of such Breach of Security, to the extent such details are not subject to specific non-disclosure obligations imposed by state or federal law enforcement authorities, and assist the Trust in investigating the Breach of Security;

(b)	Cooperate with the Trust in any litigation and investigation of third parties deemed necessary by the Trust to protect its proprietary and other rights;

(d)	Use reasonable precautions to prevent a recurrence of a Breach of Security; and

(e)	Take all reasonable and appropriate action to mitigate any potential harm related to a Breach of Security, including any reasonable steps requested by the Company.

12.05

The Trust agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Custodian, all non-public information relative to the Custodian (including, without limitation, information regarding the Custodian’s pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by the Custodian, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Custodian. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from the Custodian, shall not be subject to this paragraph.

12.06

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of the Custodian as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) the Custodian shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

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ARTICLE XIII.

EFFECTIVE PERIOD; TERMINATION

13.01

Effective Period. This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years, which may be referred to as the “initial term”.

13.02

Termination.

(a)	Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

(b)	This Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

(c)	The Custodian may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or a Fund would cause the Custodian or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event the Custodian shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or a Fund to a successor service provider.

(d)	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

(e)	The Trust, on behalf of a Fund, may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

(f)	The Custodian will provide commercially reasonable support for orderly transition, including transfer of the books and records of a Fund, in accordance with a mutual agreed transition plan (as set forth below) and at such rates as are negotiated in good faith and mutually agreed to by the parties. The Custodian will provide commercially reasonable cooperation with any successor custodian in connection with the transition. In connection with any termination of the Agreement for any reason whatsoever, the parties shall also reasonably cooperate with respect to the development of a mutual agreed transition plan setting forth a reasonable timetable for the transition and describing the parties’ respective responsibilities for transitioning the services to any successor custodian in an orderly and uninterrupted fashion.
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13.03

Appointment of Successor Custodian. If a successor custodian shall have been appointed by the Board of Trustees, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (i) deliver directly to the successor custodian all Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by the Trust, on behalf of a Fund and held by the Custodian as custodian, and (ii) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of a Fund at the successor custodian, provided that the Trust on behalf of a Fund shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled. In addition, the Custodian shall, at the expense of the Trust, on behalf of a Fund, (which shall include only out of pocket costs and not personnel costs) transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Trust, on behalf of a Fund, (if such form differs from the form in which the Custodian has maintained the same, the Trust, on behalf of a Fund, shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor. Upon such delivery and transfer, the Custodian shall be relieved of all obligations under this Agreement. Notwithstanding the foregoing, in the event that the Custodian terminates this Agreement or if termination results from failure to perform in accordance with this Agreement (including negligent performance) or the Custodian transfers this Agreement to an affiliate, the transfer to the successor shall be at the expense of the Custodian, and if the form in which the Trust instructs the transfer be made to the successor differs from the form in which the Custodian has maintained the same, the Custodian shall pay any expenses associated with transferring the same in the form as instructed by the Trust.

13.04

Failure to Appoint Successor Custodian. If a successor custodian is not designated by the Trust, on behalf of a Fund, on or before the date of termination of this Agreement, then the Custodian shall have the right to deliver to a bank or trust company of its own selection, which bank or trust company (i) is a “bank” as defined in the 1940 Act, and (ii) has aggregate capital, surplus and undivided profits as shown on its most recent published report of not less than $25 million, all Securities, cash and other property held by the Custodian under this Agreement and to transfer to an account of or for a Fund at such bank or trust company all Securities of a Fund held in a Book-Entry System or Securities Depository. Upon such delivery and transfer, such bank or trust company shall be the successor custodian under this Agreement and the Custodian shall be relieved of all obligations under this Agreement. In addition, under these circumstances, all books, records and other data of the Trust shall be returned to the Trust.

ARTICLE XIV.

CLASS ACTIONS

The Custodian shall use its best efforts to identify and file claims for a Fund(s) involving any class action litigation that impacts any security a Fund(s) may have held during the class period. The Trust, one behalf of a Fund, agrees that the Custodian may file such claims on its behalf and understands that it may be waiving and/or releasing certain rights to make claims or otherwise pursue class action defendants who settle their claims. Further, the Trust, on behalf of a Fund, acknowledges that there is no guarantee these claims will result in any payment or partial payment of potential class action proceeds and that the timing of such payment, if any, is uncertain.

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However, the Trust, on behalf of a Fund, may instruct the Custodian to distribute class action notices and other relevant documentation to a Fund or its designee and, if it so elects, will relieve the Custodian from any and all liability and responsibility for filing class action claims on behalf of a Fund.

ARTICLE XV.

MISCELLANEOUS

15.01

Compliance with Laws. The Trust, on behalf of a Fund, has and retains primary responsibility for all compliance matters relating to a Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of a Fund relating to its portfolio investments as set forth in its prospectus and statement of additional information included in its registration statement on Form N-lA or any supplement thereto. The Custodian’s services hereunder shall not relieve a Fund of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. The Trust, on behalf of a Fund, shall immediately notify the Custodian if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement. Further the Trust on behalf of a Fund, agrees that it complies with any and all applicable local, state, federal, and international data protection laws, and confirms necessary and appropriate consents, disclosures and notices are in place to enable collection and processing of personal data by the Custodian. The Custodian’s functions hereunder shall not relieve the Trust, on behalf of a Fund, of their primary day-to-day responsibility for assuring such compliance.

15.02

Amendment. This Agreement may not be amended or modified in any manner except by written agreement executed by the Custodian and the Trust, and authorized or approved by the Board of Trustees.

15.03

Assignment. This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Custodian, or by the Custodian without the written consent of the Trust accompanied by the authorization or approval of the Board of Trustees.

15.04

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

29

15.05

No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.06

Services Not Exclusive. Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.07

Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

15.08

Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Custodian shall be sent to:

U.S. Bank National Association

Lunken Operations Center

CN-OH-L2GL

5065 Wooster Rd

Cincinnati, Ohio 45226

Attn: Global Fund Custody Support Services

Fax: 844.206.1025

Email: Fund.-.Fund.Custody.Conversion.Team@usbank.com

Notice to the Trust shall be sent to:

Oriental Bank

Att. Oriental Trust

254 Munoz Rivera Ave., 10th. Floor

San Juan, Puerto Rico 00918

Email:	gustavo.romanach@orientalbank.com

roberto.romanelli@orientalbank.com

rrosado@orientalbank.com

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15.09

Multiple Originals. This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

15.10

No Waiver. No failure by either party hereto to exercise, and no delay by such party in exercising, any right hereunder shall operate as a waiver thereof. The exercise by either party hereto of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

15.11

References to Custodian. The Trust shall not circulate any written material that contains any reference to the Custodian without the prior written approval of the Custodian, excepting written material contained in the Prospectus or statement of additional information for a Fund and such other written material as merely identifies the Custodian as custodian for a Fund. The Trust shall submit written material requiring approval to the Custodian in draft form, allowing sufficient time for review by the Custodian and its counsel prior to any deadline for publication.

15.12

Insurance. The Custodian shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, the Custodian shall provide evidence that coverage is in place.

15.13

Entire Agreement. This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

15.14

Trust Limitations. Notwithstanding anything to the contrary contained in this Agreement, any amounts owed or liabilities incurred by a Fund, shall be satisfied solely from the assets of that particular Fund and not any other entity or person (such as the Trustees, officers or shareholders, or other series of the Trust). In no event shall the Custodian or any of its affiliates have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against (i) any other series of the Trust other than the applicable Fund to which such obligations relate, (ii) any assets of any person or entity under the management of the investment advisor of a Fund or (iii) any assets of the investment adviser of a Fund or any affiliate of such investment advisor. Neither the Trust and nor any of its other series, other than a particular Fund, are obligated to make contributions, loans or otherwise provide funding to that particular Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

DGI Investment Trust, on behalf of the Funds listed on Schedule A

By:	/s/ Ramon A. Rosado Linera
Name: Ramon A. Rosado Linera
Title: Director
Date: March 11, 2025

U.S. Bank, National Association

By:	/s/ Greg Farley
Name: Greg Farley
Title: Sr. Vice President
Date: 03/28/25

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List of Data Elements for Loan Trade Confirmation

Trade Date

Issuer Description

Investment Description

CUSIP/lnvestment ID

Maturity Date

Coupon Rate

Currency

Quantity

Price

Trade Fees

Accrued Interest

Broker

Comments

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SCHEDULE A

DGI Investment Trust Funds:

DGI U.S. Government Money Market Fund

34

EXHIBIT B

Custody Agreement Fee Schedule

Custody Services Fee Schedule

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:

0.50 basis point

Minimum annual fee per fund –

Plus portfolio transaction fees

Portfolio Transaction Fees

▪	– Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	– Option/SWAPS/future contract written, exercised or expired
▪	– Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	– Physical security transaction
▪	– Check disbursement (waived if U.S. Bank is Administrator)
▪	Manual instructions fee. (Additional Per Securities and Cash Transactions)
▪	Cancellation/Repair fee. (Additional Per Securities and Cash Transactions)
▪	Per Non-USD wire.
▪	Per 3rd party FX settled at U.S. Bank
▪	Monthly charge on zero valued securities (Per ISIN)
▪	Per Proxy Vote cast.
▪	Dormant account fee (one year no activity)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

▪	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
▪	per custody sub – account per year (e.g., per sub–adviser, segregated account, etc.)
▪	Class Action Services – of gross proceeds, minimum recovery.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2%, unless a line of credit is in place
▪	Third Party lending - Additional fees will apply.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

Fees are calculated pro rata and billed monthly.

35

*	Subject to annual CPI increase -All Urban Consumers - U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
36

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction fee*	Country	Safekeeping (BPS)	Transaction fee*	Country	Safekeeping (BPS)	Transaction fee*
Argentina	18.00		Hong Kong	1.75		Poland	8.00
Australia	1.50		Hungary	18.00		Portugal	3.00
Austria	1.70		Iceland	15.00		Qatar	38.00
Bahrain	42.00		India	7.00		Romania	30.00
Bangladesh	18.00		Indonesia	6.00		Russia	12.00
Belgium	1.00		Ireland	1.00		Saudi Arabia	30.00
Bermuda	15.00		Israel	10.00		Serbia	60.00
Botswana	24.00		Italy	1.00		Singapore	1.35
Brazil	7.00		Japan	1.00		Slovakia	20.00
Bulgaria	24.00		Jordan	40.00		Slovenia	20.00
Canada	1.20		Kenya	28.00		South Africa	1.75
Chile	13.00		Kuwait	38.00		South Korea	3.00
China Connect	18.00		Latvia	15.00		Spain	1.00
China (B Shares)	10.00		Lithuania	15.00		Sri Lanka	11.00
Colombia	30.00		Luxembourg	3.50		Sweden	1.25
Costa Rica	15.00		Malaysia	3.00		Switzerland	1.25
Croatia	18.00		Malta	20.00		Taiwan	8.00
Cyprus	4.00		Mauritius	28.00		Tanzania	45.00
Czech Republic	12.00		Mexico	10.00		Thailand	3.00
Denmark	1.25		Morocco	28.00		Tunisia	38.00
Egypt	18.00		Namibia	30.00		Turkey	9.00
Estonia	6.00		Netherlands	1.25		UAE	35.00
Euroclear (Eurobonds)	1.00		New Zealand	1.50		Uganda	40.00
Euroclear (Non-Eurobonds)	Rates are available upon request		Nigeria	28.00		Ukraine	30.00
Finland	1.50		Norway	1.25		United Kingdom	1.00
France	1.00		Oman	42.00		Uruguay	45.00
Germany	1.00		Pakistan	24.00		Vietnam	20.00
Ghana	25.00		Panama	65.00		West African Economic Monetary Union (WAEMU)*	38.00
Greece	4.00		Peru	30.00		Zambia	28.00
			Philippines	3.50		Zimbabwe	28.00

*	Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network.

**	Included Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo, and Benin.
37

Global Custody Base Fee

A monthly base fee of           per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month.

Global Custody Tax Services:

▪	Global Filing per annum
▪	U.S. Domestic Filing: per annum (Only ADRs)
▪	3rd Party Tax Service Provider: per annum (does not include out of pocket expenses incurred in the fulfillment of requests from the 3rd party)
▪	Any client who does not elect for U.S. Bank Global Custody/3rd Party Tax Services, but elects to pursue relief themselves, would be charged for out of pocket expenses incurred in the fulfillment of the requests.

Miscellaneous Expenses

▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, central securities depository fees, securities market regulator fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.

Non Eurobonds rate sheet- below rate is applied on ISINs held at Euroclear plus (in addition to standard 1 basis point charge.) Non Eurobond rate is calculated on any !SIN code listed below held at Euroclear at month end.

38

Market	Non Eurobond ISIN code	Non Eurobond Rate ISINs held at EOC’·’
ARGENTINA	AR	15
AUSTRALIA	AU	2
BELGIUM	BE	2
CANADA	CA	2
CHILE	CL	9
CZECH REPUBLIC	CZ	10
DENMARK	DK	3
FINLAND	Fl	3.5
FRANCE	FR	1.5
GERMANY	DE	2
GREECE	GG	35
HOLLAND	NL	1.5
HONG KONG	HK	1.5
HUNGARY	HU	10
ISRAEL	IL	17
ITALY	IT	2.5
JAPAN	JP	3
LUXEMBOURG	LU	1.5
MEXICO	MX	6
NEWZEALAND	NZ	2
NORWAY	NO	5
PERU	PE	9
POLAND	PL	10
PORTUGAL	PT	5
ROMANIA	RO	II
RUSSIA	RU	IO
SINGAPORE	SG	2
SLOVAK REPUBLIC	SK	10
SLOVENIA	SI	JO
SPAIN	ES	3
SOUTH-AFRICA	ZA	2
SWEDEN	SE	3
SWITZERLAND	CH	3
THAILAND	TH	8
UNITED KINGDOM	GB	2
UNITED ST ATES	us	3

39

EXHIBIT C

SHAREHOLDER COMMUNICATIONS ACT AUTHORIZATION

DGI INVESTMENT TRUST

The Shareholder Communications Act of 1985 requires banks and Fund companies to make an effort to permit direct communication between a company which issues securities and the shareholder who votes those securities.

Unless you specifically require us to NOT release your name and address to requesting companies, we are required by law to disclose your name and address.

Your “yes” or “no” to disclosure will apply to all U.S. securities Custodian hold for you now and in the future, unless you change your mind and notify us in writing. A “no” election may prevent Custodian form obtaining, on your behalf, the most favorable tax rate for American Depository Receipts (ADRs) held in your account.

YES	U.S. Bank is authorized to provide a Fund’s name, address and security position to requesting companies whose stock is owned by a Fund.

✔ NO	U.S. Bank is NOT authorized to provide a Fund’s name, address and security position to requesting companies whose stock is owned by a Fund.

DGI INVESTMENT TRUST

By:	Ramon A. Rosado Linera
Name: Ramon A. Rosado Linera, Director
Date: 3/11/25
40